Exhibit 99.1

[LOGO OF PRICESMART]

PriceSmart Announces Third Quarter Results and June Sales;

Sale of $22 Million of Preferred Stock also Announced

SAN DIEGO, CA, (July 9, 2003) — PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced financial results for the third quarter and nine months ended May 31, 2003.

There were 28 warehouses in operation at the end of May 2003 (excluding three unconsolidated stores in Mexico owned through a 50/50 joint venture) compared to 26 at the end of May last year.

Total revenues for the third quarter increased 4.7% to $169.5 million from $161.9 million in the third quarter of last year. Excluding $15.2 million in low margin telephone card sales in the Philippines (which were discontinued in May 2003), sales in the PriceSmart locations were 4.7% lower than the prior year. The Company had an operating loss of $7.3 million compared to an operating profit of $3.2 million (the third quarter 2003 operating loss includes charges of $4.3 million, including a $2.0 million inventory write-down; $1.1 million in severance; $833,000 in stock option re-pricing; and a $350,000 insurance cancellation penalty). Net losses were $7.4 million compared to a profit of $1.4 million, and the Company had net losses to common shareholders of $7.8 million, or $1.14 per diluted share, compared to a profit of $1.0 million, or $.14 per diluted share, in last year’s period. Losses from the Company’s 50% equity interest in its Mexico joint venture, which commenced operations in the third quarter of fiscal 2002, were $905,000, or $.13 per diluted share.

For the nine months ended May 31, 2003, total revenues rose 9.2% to $526.6 million from $482.2 million in the first nine months of last year. Excluding $23.9 million in low margin telephone card sales in the Philippines, sales in the PriceSmart locations were 4.4% higher than the prior year. Operating income was $2.6 million (after the charges mentioned above) compared to $10.7 million (after a $1.7 million settlement and related expenses) in last year’s period. Net losses were $4.2 million compared to a profit of $4.3 million, and the Company had net losses to common shareholders of $5.4 million, or $.79 per diluted share, compared to a profit of $3.7 million, or $.55 per diluted share, in last year’s period. Losses from the Company’s 50% equity interest in its Mexico joint venture were $2.3 million, or $.34 per diluted share.

Merchandise margins in the third quarter declined to 10.8% compared to 14.6% a year earlier. Lower margins resulted primarily from the $2.0 million inventory write-down, price reductions and overall lower gross margin targets. Warehouse expenses increased $1.8 million from a year ago, $1.3 million of this increase being attributable to two additional locations.

In addition to the charges to earnings mentioned above, another factor contributing to the poor performance during the third quarter included a deterioration in profits in the Dominican Republic related to a serious economic crisis and a 57% currency devaluation since May 31, 2002. Translated to U.S. dollars, pretax results in the Dominican Republic declined $1.4 million, and same store dollar denominated sales declined 25% from the third quarter last year.

Additionally, the Company announced that for the month of June 2003, net sales decreased 10.3% to $46.9 million from $52.3 million a year earlier. For the ten months ended June 30, 2003, net sales increased 6.9% to $555.8 million from $520.0 million in the same period last year. Excluding the $23.9 million in telephone card sales in the Philippines for the ten months ended June 30, 2003, sales increased 2.3% over the prior year period. There were 27 warehouses in operation at the end of June 2003 (excluding three unconsolidated stores in Mexico owned through a 50/50 joint venture) compared to 26 at the end of June last year.

PriceSmart, Inc. News Release (Continued)	Page 2
July 9, 2003

For the four weeks ended June 29, 2003, comparable warehouse sales for stores open at least 12 full months decreased 12.5% compared to the same four-week period last year. For the 43-week period ended June 29, 2003, comparable warehouse sales, excluding the telephone card sales in the Philippines, decreased 5.8% compared to the same period last year.

As previously announced, the Company plans to open a warehouse in Managua, Nicaragua in July 2003, and another warehouse in Manila, Philippines during the fall 2003. As also previously announced, the Company’s warehouse on the east side of Santo Domingo, Dominican Republic was closed June 15, 2003. Closing costs of approximately $525,000 will be recognized in the fourth quarter. As also announced, the Company will be closing its warehouse currently operating in the Philippines, in Pasig City, Metropolitan Manila, on August 3, 2003. Closing costs for the Pasig City location have not yet been quantified.

In commenting on the third quarter, Robert Price stated:

“We are obviously very disappointed with third quarter results. As described above, there were many factors involved. The most significant item was the shortfall in sales. Some of the sales shortfall was outside of our control, such as in the Dominican Republic. But in most markets, we just did not make the numbers.

“During the past few months, I have had the opportunity to visit PriceSmart locations and speak with many of our employees. PriceSmart has many dedicated and hardworking employees who are very committed to our Company. What we have been working on is making sure that all of our employees have a common set of values and a core business philosophy. I believe that a great deal has been accomplished in this regard and is reflected in the improving condition of our facilities, both the merchandise and the physical equipment, and in the buying and pricing of the products. Regarding products, we have been listening to our members. They want more U.S. merchandise and we are responding accordingly.

“We are realists and recognize that it will take some time to get it right. But there are some hopeful signs. We have strengthened location management in a number of markets. Our members tell us that they like what they see. Our key employees in buying and operations are working with a renewed sense of enthusiasm and purpose. The soon to be opened location in Nicaragua has excellent membership sign ups and is the talk of the country. The bulk merchandise program continues to do well. We are dealing with our problems and capitalizing on our opportunities.

“In order to avoid any constraints on what the Company needs in merchandise, people or facilities, an investment of $22 million was made today by Price family trusts, a Price family foundation and The Price Group LLC through the purchase of shares of a new series of PriceSmart convertible redeemable preferred stock. We expect this infusion of cash to provide sufficient working capital and enable PriceSmart to pay down some of its short term debt.

“I feel optimistic about PriceSmart’s future. Our business is challenging and complicated. On the other hand, PriceSmart is an important part of our members’ lives. It is an understatement to say that the entire PriceSmart management team is working hard. We sincerely hope that our efforts will reflect better results in the future,” concluded Mr. Price.

The Company further announced that the preferred stock referred to by Mr. Price will be convertible into shares of PriceSmart common stock at a conversion price of $20.00 per share, will earn dividends at the rate of 8% per year, will be redeemable at PriceSmart’s option five years after issuance and will automatically convert into common stock ten years after issuance.

PriceSmart, Inc. News Release (Continued)	Page 3
July 9, 2003

Audio Presentation by Management

Management will provide additional details about the quarter and recent developments, and will answer questions sent in advance, during an audio presentation that will be available beginning at 8:00 a.m. ET on Tuesday, July 22, 2003. Questions for management should be e-mailed to ehernandez@pricesmart.com or faxed to 858-581-7700 by Thursday, July 17, 2003 at 5:00 p.m. ET. Interested parties may listen to the presentation by visiting the Investor Relations section of the Company’s web site at www.pricesmart.com or by dialing 877-519-4471 (973-341-3080 for international callers) and entering the code 4044106 from 8:00 a.m. ET on Tuesday, July 22, 2003 until 5:00 p.m. ET on Friday, July 25, 2003.

PriceSmart, headquartered in San Diego, is a volume-driven, membership merchandise and services provider, delivering quality, value and low prices to the rapidly emerging consumer class in Latin America, the Caribbean and Asia. PriceSmart now operates 30 warehouse clubs in 12 countries and two U.S. territories (four in Panama and the Philippines; three each in Costa Rica, Guatemala and Mexico; two each in Dominican Republic, El Salvador, Honduras, and Trinidad; and one each in Aruba, Barbados, Guam, Jamaica, and the United States Virgin Islands). PriceSmart also licenses 11 warehouses in China and one in Saipan, Micronesia.

This press release may contain forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ materially from those foreseen. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: our financial performance is dependent on international operations; any failure by us to manage our growth could adversely affect our business; we face significant competition; we may encounter difficulties in the shipment of goods to our warehouses; the success of our business requires effective assistance from local business people with whom we have established strategic relationships; we are exposed to weather and other risks associated with our operations in Latin America, the Caribbean and Asia; declines in the economies of the countries in which we operate our warehouse stores have harmed, and may continue to harm, our business; substantial control of the Company’s voting stock by a few of the Company’s stockholders may make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm our business; we face the risk of exposure to product liability claims, a product recall and adverse publicity; we are subject to volatility in foreign currency exchange, and currency devaluations may affect demand for our merchandise; and a determination that the Company’s goodwill and intangible assets have been impaired as a result of a test under Statement of Financial Accounting Standards (“SFAS”) No. 142 could adversely affect the Company’s future results of operations and financial position; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 29, 2002. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Certain prior period amounts have been reclassified to conform to current period presentation.

For further information, please contact Robert E. Price, Chairman of the Board and Interim President & Chief Executive Officer, (858) 551-2336, or Allan Youngberg, Executive Vice President and Chief Financial Officer, (858) 581-7727.

PriceSmart, Inc. News Release (Continued)	Page 4
July 9, 2003

PRICESMART, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED — AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2003	2002	2003	2002
Revenues:
Sales:
Net warehouse	$163,779	$156,413	$508,947	$467,782
Export	2,292	667	5,954	1,381
Membership income	2,126	2,416	6,507	6,786
Other income	1,315	2,401	5,151	6,288

Total revenues	169,512	161,897	526,559	482,237

Expenses:
Cost of goods sold:
Net warehouse	146,023	133,647	441,071	399,006
Export	2,212	651	5,691	1,345
Selling, general and administrative:
Warehouse operations	20,758	18,968	59,278	53,836
General and administrative	5,281	4,808	14,465	13,435
Severance	1,083	—	1,083	—
Option re-pricing	833	—	833	—
Settlement and related expenses	—	—	—	1,720
Preopening expenses	649	610	1,513	2,200

Total expenses	176,839	158,684	523,934	471,542

Operating income (loss)	(7,327)	3,213	2,625	10,695
Other income (expense):
Interest income	791	766	2,235	2,356
Interest expense	(2,919)	(2,529)	(7,936)	(7,154)
Other income (expense)	4	(28)	18	(43)
Equity of unconsolidated affiliate	(905)	83	(2,318)	83
Minority interest	838	119	697	(322)

Total other expense	(2,191)	(1,589)	(7,304)	(5,080)

Income (loss) before provision for income taxes	(9,518)	1,624	(4,679)	5,615
Provision (benefit) for income taxes	(2,106)	268	(477)	1,364

Net income (loss)	(7,412)	1,356	(4,202)	4,251
Preferred dividends	400	400	1,200	591

Net income (loss) available to common stockholders	$(7,812)	$956	$(5,402)	$3,660

Earnings (loss) per share:
Basic	$(1.14)	$0.15	$(0.79)	$0.58
Diluted	$(1.14)	$0.14	$(0.79)	$0.55
Average common shares outstanding:
Basic	6,872	6,481	6,863	6,350
Diluted	6,872	6,779	6,863	6,656

PriceSmart, Inc. News Release (Continued)	Page 5
July 9, 2003

PRICESMART, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	May 31, 2003	August 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,333	$25,244
Marketable securities	—	3,015
Receivables, net of allowance for doubtful accounts of $177 and $183, respectively	10,631	12,086
Receivables from unconsolidated affiliate	1,681	—
Merchandise inventories	70,751	79,568
Prepaid expenses and other current assets	13,244	9,453
Deferred tax asset, current portion	2,490	—

Total current assets	115,130	129,366
Restricted cash	32,085	21,918
Property and equipment, net	194,826	185,107
Goodwill, net	23,071	23,071
Deferred tax asset, net of current portion	13,140	14,560
Other assets	5,152	4,018
Investment in unconsolidated affiliate	17,644	10,963

TOTAL ASSETS	$401,048	$389,003

CURRENT LIABILITIES:
Short-term borrowings	$25,263	$23,553
Accounts payable	68,553	66,700
Accrued salaries and benefits	3,375	3,195
Deferred membership income	3,694	3,993
Income taxes payable	—	1,425
Other accrued expenses	5,157	6,597
Long-term debt, current portion	14,412	9,059

Total current liabilities	120,454	114,522
Deferred rent	1,035	—
Long-term debt, net of current portion	101,400	90,539

Total liabilities	222,889	205,061
Minority interest	12,753	10,187
STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value (stated at cost), 2,000,000 shares authorized; Series A convertible preferred stock—20,000 shares designated, 20,000 and 20,000 shares issued and outstanding, respectively	19,914	19,914
Common stock, $.0001 par value, 15,000,000 shares authorized; 7,285,563 and 7,282,939 shares issued and outstanding, respectively	1	1
Additional paid-in capital	164,120	161,094
Tax benefit from exercise of stock options	3,360	3,360
Notes receivable from stockholders	(685)	(769)
Deferred compensation	(1,472)	(95)
Accumulated other comprehensive loss	(12,897)	(6,292)
Retained earnings	2,462	7,864
Less: treasury stock at cost 413,650 and 498,422 shares outstanding, respectively	(9,397)	(11,322)

Total stockholders’ equity	165,406	173,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$401,048	$389,003